EXHIBIT 3.4

                        Written Consent of Sole Director

                                 WRITTEN CONSENT
                              OF THE SOLE DIRECTOR
                                       OF
                            ECOSTRUCTURE CORPORATION

     Pursuant to Section 78.315 of the Nevada General Corporation Law, the undersigned, being the sole director of Ecostructure Corporation, a Nevada corporation (the "Corporation"), hereby consents to the adoption of, and hereby adopts, the following resolutions and declare them to be in full force and effect as if adopted at a regularly scheduled meeting of the directors of the Corporation.

     WHEREAS, the Board of Directors of the Corporation deem it in the best interest of the Corporation to prohibit the Corporation from entering into or completing any merger or acquisition transaction with any entity in which any officer or director of the Corporation, or their affiliates or associates serve as an officer and/or director, or otherwise hold a beneficial ownership interest.

     RESOLVED, that the Corporation is prohibited from entering into or completing any merger or acquisition transaction with any entity in which any officer or director of the Corporation, or their affiliates or associates serve as an officer and/or director, or otherwise hold a beneficial ownership interest.

     THIS CONSENT shall be deemed effective as of December 22, 2003 and shall be filed with the minutes of the proceedings of the shareholders.


                                                     SOLE DIRECTOR:


                                              /s/ Mark Winstein
                                                 -------------------------------
                                                  Mark Winstein, Sole Director